As filed with the Securities and Exchange Commission on October 21, 2010                                                  Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_______________

NORTHERN STATES FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-3449727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1601 North Lewis Avenue Waukegan, Illinois 60085
(Address of Principal Executive Offices including Zip Code)
________________

2009 RESTRICTED STOCK PLAN OF
NORTHERN STATES FINANCIAL CORPORATION
(Full title of the plan)

Scott Yelvington
President and Chief Executive Officer
Northern States Financial Corporation
1601 North Lewis Avenue
Waukegan, Illinois  60085
(847) 244-6000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

James M. Kane, Esq.
Jennifer Durham King, Esq.
Vedder Price P.C.
222 North LaSalle Street
Chicago, Illinois  60601
(312) 609-7500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

_______________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.40 par value per share	400,000	$1.53	$612,000	$44

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers any additional shares of the Registrant’s common stock, $0.40 par value per share (the “Common Stock”), as may become issuable under the foregoing plan as a result of any stock split, stock dividend, recapitalization or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) based on the average high and low sales prices for the Common Stock reported on the NASDAQ Capital Market on October 19, 2010 ($1.53).

EXPLANATORY NOTE

This Registration Statement relates to the registration of 400,000 shares of Common Stock, $0.40 par value per share, of Northern States Financial Corporation (the “Registrant”) reserved for issuance under the 2009 Restricted Stock Plan of Northern States Financial Corporation (the “Plan”).  Such shares represent the total number of shares available for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I have been or will be sent or given to those persons who participate in the Plan.  Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as a part of this Registration Statement or as an exhibit.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant, a Delaware corporation, are incorporated in this Registration Statement by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended (File No. 000-19300);

(b)	Proxy Statement for the Registrant’s 2010 annual meeting of stockholders, filed with the Commission on April 20, 2010 (File No. 000-19300);

(c)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the Commission on May 5, 2010;

(d)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, filed with the Commission on July 29, 2010;

(e)	Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2010, filed with the Commission on August 12, 2010;

(f)	Current Reports on Form 8-K filed with the Commission on January 20, 2010, February 16, 2010, March 8, 2010, April 6, 2010, May 25, 2010, September 16, 2010, September 22, 2010 and October 21, 2010;

(g)	Current Reports on Form 8-K/A filed with the Commission on March 17, 2010 (solely with respect to information under Item 8.01 therein), March 18, 2010 and April 22, 2010; and

(h)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A dated May 21, 1991 (File No. 000-19300).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against actual and reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed:  (a) that the individual’s conduct was in the corporation’s best interests; (b) that the individual’s conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual’s conduct was unlawful.  However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

Article NINTH of the Certificate of Incorporation, as amended, of the Registrant provides as follows:

NINTH.  No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware, as it may be in effect from time to time.  Notwithstanding any other provision of this Certificate of Incorporation, no amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article VI of the Amended and Restated By-laws of the Registrant provides as follows:

Section 6.1. – To the extent permitted by Delaware law from time to time in effect and subject to the provisions of Section 6.4 of this Article, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceedings by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 6.2. – To the extent permitted by Delaware law from time to time in effect and subject to the provisions of Section 6.4 of this Article, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 6.3. – To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 6.4. – Any indemnification permitted under Sections 6.1 and 6.2 of this Article (unless ordered by a court) shall be made by the Board of Directors of the corporation only upon a determination in the specific case that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections 6.1 and 6.2.  Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by the corporation) in a written opinion, or (3) by the stockholders.

Section 6.5. – Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding, or threat thereof, may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, whether a disinterested quorum exists or not, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

Section 6.6. – The indemnification permitted by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders, disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.7. – The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article or of the General Corporation Law of the State of Delaware.

Section 6.8. – For purposes of this Article references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Section 6.9. – For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article.

The Registrant has purchased insurance policies which insure its directors and officers against liability which they may incur as a result of actions taken in such capacities.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

5.1	Opinion of Vedder Price P.C.
23.1	Consent of Plante & Moran, PLLC.
23.2	Consent of Vedder Price P.C. (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages of this Registration Statement).
99.1	2009 Restricted Stock Plan of Northern States Financial Corporation.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois, on this 20th day of October, 2010.

NORTHERN STATES FINANCIAL CORPORATION

By:	/s/Scott Yelvington
Scott Yelvington
President and Chief Executive Officer

We, the undersigned officers and directors of Northern States Financial Corporation, and each of us, do hereby constitute and appoint each and any of Scott Yelvington or Steven J. Neudecker, our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and behalf in any and all capacities and to execute any and all instruments for us in our names in any and all capacities, which attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/Allan J. Jacobs	Chairman of the Board	October 20, 2010
Allan J. Jacobs

/s/Scott Yelvington	President and Chief Executive Officer and Director (principal executive officer)	October 20, 2010
Scott Yelvington

/s/Steven J. Neudecker	Chief Financial Officer (principal financial and accounting officer)	October 20, 2010
Steven J. Neudecker

/s/Fred Abdula	Director	October 20, 2010
Fred Abdula

Name	Title	Date

/s/Theodore A. Bertrand	Director	October 20, 2010
Theodore A. Bertrand

/s/Jack H. Blumberg	Director	October 20, 2010
Jack H. Blumberg

/s/Frank J. Furlan	Director	October 20, 2010
Frank J. Furlan

/s/James A. Hollensteiner	Director	October 20, 2010
James A. Hollensteiner

/s/Barbara Jo Martin	Director	October 20, 2010
Barbara Jo Martin

/s/Raymond M. Mota	Director	October 20, 2010
Raymond M. Mota

	Director	October 20, 2010
Charles W. Smith

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
5.1	Opinion of Vedder Price P.C.
23.1	Consent of Plante & Moran, PLLC.
23.2	Consent of Vedder Price P.C. (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages of this Registration Statement).
99.1	2009 Restricted Stock Plan of Northern States Financial Corporation.